EXHIBIT 99

                            [LOGO] GENTEX CORPORATION

CONTACT:    Connie Hamblin                   RELEASE:  July 20, 2004
            (616) 772-1800


          Gentex Reports Record Second Quarter Revenues And Net Income

      ZEELAND, Michigan, July 20, 2004 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported record second quarter revenues and net income for the quarter ended June 30, 2004.

      The Company achieved another quarterly sales record in the second quarter of 2004 with revenues of $129.6 million, an 11 percent increase over revenues of $116.9 million reported in the second quarter last year. Record second quarter net income of $29.0 million increased by 11 percent compared with net income of $26.1 million in the comparable 2003 quarter. Earnings per share were 37 cents in the second quarter of 2004 compared with 34 cents in the second quarter of 2003.

      For the first six months of 2004, the Company posted record net income of $58.8 million, or 75 cents per share, on record revenues of $259.0 million, compared with net income of $52.0 million, or 68 cents per share, on revenues of $232.2 million, for the same period in 2003.

      "We are pleased to report that our auto-dimming mirror unit shipments increased by over 18 percent in the second quarter compared to the same quarter last year," said Gentex Executive Vice President Garth Deur. "As was the case in the first quarter of 2004, that growth primarily came in the form of base feature interior mirrors for international customers."

      Deur said that the stability in the Company's gross margins in the second quarter was attributable to continued manufacturing efficiencies and improved capacity utilization, despite continued customer price reductions.

      The Company has begun making production shipments of its new SmartBeam(TM) product for 2005 Cadillac STS and 2005 Jeep Grand Cherokee models, according to Deur. He stated that consumers will start to see the new technology in dealer showrooms this fall, and that SmartBeam is offered in an option package on each of those models. SmartBeam is the intelligent high-beam headlamp control product developed by the Company.

      "We're very pleased to announce that we've launched SmartBeam, and will continue to make significant investments in this technology as we work to apply it to more vehicle models at numerous auto companies," said Deur. " We're making significant progress with customers in Europe, and are currently working under a letter of intent with a European customer to develop SmartBeam for a number of vehicle platforms. Production of SmartBeam systems for those platforms could commence as early as 2006."

      Total auto-dimming mirror unit shipments for the second quarter of 2004 increased by 18 percent to 3,001,000 units, compared with 2,534,000 units for the same quarter in 2003. Total automotive revenues in the second quarter of 2004 increased by 12 percent to $123.8 million, compared with the same quarter last year.

      Total auto-dimming mirror unit shipments for the first six months of 2004 increased by 18 percent to 5,983,000 units, compared with 5,069,000 units for the same period in 2003. Total automotive revenues increased by 12 percent for the first six months of 2004 to $247.6 million, compared with the same period in 2003.


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

      Auto-dimming mirror unit shipments to offshore and North American customers increased by 37 percent and 4 percent, respectively, in the second quarter of 2004 compared with the second quarter of 2003. Light vehicle production was flat in Western Europe and increased by 15 percent in the Asia/Pacific region, compared with the same quarter last year. During the second quarter of 2004, light vehicle production in North America increased two percent compared with the same quarter last year.

      For the first six months of 2004, auto-dimming mirror unit shipments to offshore and North American customers increased by 31 percent and 7 percent, respectively, compared with the first six months of 2003. During the first six months of 2004, light vehicle production was flat in Western Europe and increased by 13 percent in the Asia/Pacific region, compared with the first six months of 2003. Light vehicle production in North America increased one percent for the first six months of 2004 compared with the same period last year.

      Revenues in the Company's Fire Protection Products Group decreased by three percent in the second quarter of 2004 to $5.8 million, compared with the second quarter last year. For the first six months of 2004, fire protection revenues increased by two percent to $11.4 million.

      Certain matters discussed in this news release, including the impact of new products, are forward-looking statements which involve certain risks and uncertainties, and are subject to change based on various market, industry and other important factors. The Company cautions investors that numerous factors (some of which are outlined in the Company's Form 10-K filed with the Securities and Exchange Commission and other interim reports) and future events may affect the Company's actual results, and may cause those results to differ materially from those expressed in this news release. Furthermore, Gentex undertakes no obligation to update, amend, or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

      A conference call related to this news release will be simulcast live on the Internet beginning at 1:30 p.m. Eastern Daylight Saving Time today. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

      Founded in 1974, Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and more than 95 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.


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

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                                (unaudited)
                                                       Three Months Ended                               Six Months Ended
                                                            June 30,                                        June 30,
                                                    2004                 2003                     2004                   2003
                                                ------------         ------------             ------------           ------------
Net Sales                                       $129,646,277         $116,917,332             $258,973,825           $232,225,896

Costs and Expenses
  Cost of Goods Sold                              75,190,805           68,635,744              149,634,081            135,828,313
  Engineering, Research & Development              7,546,085            6,310,886               14,989,373             12,518,622
  Selling, General & Administrative                6,880,091            6,090,320               13,625,212             11,616,996
  Other Expense (Income)                         (2,910,496)          (2,771,957)              (6,385,108)            (4,772,912)
                                                ------------         ------------             ------------           ------------

Total Costs and Expenses                          86,706,485           78,264,993              171,863,558            155,191,019
                                                ------------         ------------             ------------           ------------

Income Before Provision
  for Income Taxes                                42,939,792           38,652,339               87,110,267             77,034,877

Provision for Income Taxes                        13,955,000           12,562,000               28,310,000             25,036,000
                                                ------------         ------------             ------------           ------------

Net Income                                       $28,984,792          $26,090,339              $58,800,267            $51,998,877
                                                 ===========          ===========              ===========            ===========

Earnings Per Share
  Basic                                                $0.38                $0.34                    $0.76                  $0.68
  Diluted                                              $0.37                $0.34                    $0.75                  $0.68
Weighted Average Shares:
  Basic                                           77,061,942           75,992,364               76,960,647             75,974,343
  Diluted                                         78,415,929           76,878,488               78,432,048             76,813,994

Cash Dividends Declared per Share                      $0.15                $0.00                    $0.30                  $0.00

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (unaudited)

                                                    June 30,           Dec 31,
                                                     2004               2003
                                                 ------------       ------------
ASSETS
Cash and Short-Term Investments                  $457,894,414       $393,606,656
Other Current Assets                               97,173,482         91,742,675
                                                 ------------       ------------

Total Current Assets                              555,067,896        485,349,331

Plant and Equipment - Net                         130,289,256        126,806,882
Long-Term Investments and Other Assets            132,298,090        150,373,553
                                                 ------------       ------------

Total Assets                                     $817,655,242       $762,529,766
                                                 ============       ============

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                               $56,788,070        $50,480,480
Long-Term Debt                                              0                  0
Deferred Income Taxes                              18,871,276         18,405,955
Shareholders' Investment                          741,995,896        693,643,331
                                                 ------------       ------------

Total Liabilities & Shareholders' Investment     $817,655,242       $762,529,766
                                                 ============       ============


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

                            [LOGO] GENTEX CORPORATION

---------------------------------------------------------------------------------------------------------------------
                                           AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                                     (Thousands)
---------------------------------------------------------------------------------------------------------------------
                                 Second Quarter                                 Six Months Ended
                                 Ended June 30,                                     June 30,
---------------------------------------------------------------------------------------------------------------------
                               2004           2003         % Change            2004            2003          % Change
---------------------------------------------------------------------------------------------------------------------
Domestic Interior             1,006            968               4%            2,077           1,923               8%
---------------------------------------------------------------------------------------------------------------------
Domestic Exterior               445            434               3%              908             859               6%
---------------------------------------------------------------------------------------------------------------------
Total Domestic Units          1,452          1,403               4%            2,984           2,782               7%
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Foreign Interior              1,138            802              42%            2,205           1,604              37%
---------------------------------------------------------------------------------------------------------------------
Foreign Exterior                411            329              25%              794             683              16%
---------------------------------------------------------------------------------------------------------------------
Total Foreign Units           1,550          1,131              37%            2,999           2,287              31%
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Total Interior Mirrors        2,145          1,770              21%            4,281           3,527              21%
---------------------------------------------------------------------------------------------------------------------
Total Exterior Mirrors          856            764              12%            1,702           1,542              10%
---------------------------------------------------------------------------------------------------------------------
Total Mirror Units            3,001          2,534              18%            5,983           5,069              18%
---------------------------------------------------------------------------------------------------------------------

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.

End of Filing

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